Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
GameStop Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	1	Equity	Class A common stock, par value $0.001 per share	457(c)	20,000,000	$22.168	$443,368,000.00	$0.00014760	$65,441.12

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amounts:			$443,368,000.00				$65,441.12

		Total Fees Previously Paid:							$0.00

		Total Fee Offsets:							$0.00

		Net Fee Due:							$65,441.12

1.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of our common stock on The New York Stock Exchange on September 5, 2024. The proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale of the shares of common stock registered hereunder. This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Company’s Registration Statement on Form
S-3
(File
No. 333-279472)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.